SUPPLY AND DISTRIBUTION AGREEMENT

This SUPPLY AND DISTRIBUTION AGREEMENT (“Agreement”), dated as of July 2, 2015, is made by and between The Medicines Company, a company with its principal offices located at 8 Sylvan Way, Parsippany, NJ 07054 (“Innovator”), and Sandoz Inc., a Colorado corporation with a corporate address at 100 College Road West, Princeton, NJ 08540 (“Sandoz”).
WHEREAS, Innovator, pursuant to the terms of this Agreement, would like to manufacture and supply Product (as defined below) to Sandoz; and
WHEREAS, Sandoz, pursuant to the terms of this Agreement, would like to purchase Product from Innovator and distribute Product; and
WHEREAS, the parties would like to have the ability to add additional products to this Agreement from time to time;
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used throughout this Agreement and any exhibits, schedules or attachments hereto, each of the following terms will have the respective meaning set forth below:
1.1.    “Act” shall mean the United States Federal Food, Drug, and Cosmetic Act as amended from time to time.
1.2.    “Additional Costs” will mean Sandoz’s total costs for (i) any freight charges incurred by Sandoz for shipments of Product, and (ii) Sandoz’s customary sales and distribution expenses equivalent which shall not exceed [**]% ([**] percent) of Net Sales.
1.3.    “Affiliate” will mean, with respect to a party, any other business entity that directly or indirectly controls, is controlled by, or is under common control with, such party. A business entity or party will be regarded as in control of another business entity if it owns directly or indirectly (i) in the case of corporate entities, more than fifty percent (50%) of the equity securities in the subject entity entitled to vote in the election of directors, and (ii) in the case of an entity that is not a corporation, more than fifty percent (50%) of the equity securities or other ownership interests in the subject entity with the power to direct the management and policies of such entity by any means whatsoever or entitled to elect the corresponding management authority.
1.4.    “APP Supply Agreement” means that certain AG Supply Agreement, dated January 22, 2012, by and between APP Pharmaceuticals, LLC and Innovator.

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1.5.    “Applicable Law” will mean all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, guidelines and orders of all governmental authorities and all applicable orders, rules and decrees of courts in the Territory.
1.6.    “Business Day” will mean any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are closed.
1.7.    “cGMP” will mean current Good Manufacturing Practices, as set forth in the United States Code of Federal Regulations (21 CFR part 210 & Part 211), and any other applicable laws, guidelines and regulations.
1.8.    “Commercially Reasonable” will mean with respect to the efforts to be expended or considerations to be undertaken, by a party related to any objective, activity or decision to be undertaken hereunder; reasonable, good faith efforts to accomplish a similar objective, activity or decision under similar circumstances. Such efforts will be similar to those efforts, considerations and resources commonly used by a party for a similar product owned by it or to which it has rights, which product is at a similar stage in its product life and is of similar market potential taking into account the competitiveness of alternative products sold by third parties in the marketplace, the regulatory status, market conditions and the profitability of the product.
1.9.    “Convicted Entity” will mean a corporation, partnership or association that has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
1.10.    “Convicted Individual” will mean an individual who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
1.11.    “Damages” will have the meaning given in Section 15.1.
1.12.    “Debarred Entity” will mean a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.
1.13.    “Debarred Individual” will mean an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335 (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.
1.14.    “Effective Date” will mean the date first set forth above.
1.15.    “Excluded Entity” will mean an entity (i) that has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (“OIG/HHS”) of the Department of Health and Human Services, or (ii) that has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the United States General Services Administration (“GSA”).

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1.16.    “Excluded Individual” will mean an individual who has been excluded, debarred, suspended or is otherwise ineligible to participate in (i) federal health care programs such as Medicare or Medicaid by the OIG/HHS, or (ii) federal procurement and non-procurement programs, including those produced by the GSA.
1.17.    “FDA” will mean the U.S. Food and Drug Administration, and any successor or replacement agency.
1.18.    “Force Majeure Event” will have the meaning given in Article 10.
1.19.    “Initial Forecast” will have the meaning given in Section 4.3.
1.20.    “Initial Term” will mean five (5) years from the Triggering Event (subject to any other termination rights set forth in the Agreement).
1.21.    “Innovator Branded Product” will mean Angiomax® in finished, packaged form that is distributed by Innovator in the Territory under the applicable Innovator Trademarks in Innovator trade dress and under Innovator NDC numbers.
1.22.    “Innovator COGS” will mean Company’s (or its Contract Manufacturing Organization’s “CMO’s”) direct costs of materials and labor (including salary, wages and fringe benefits) incurred in acquiring (including any acquisition costs paid to third parties for materials or services acquired), formulating, manufacturing, packaging and labeling the applicable Product (including the bivalirudin active pharmaceutical ingredient), including quality assurance and quality control activities necessary to release such Product, together with directly allocable manufacturing overheads (but excluding overheads that cannot be specifically identified to manufacturing such Product, such as corporate, general and administrative overheads).  Innovator COGS (a) shall be determined in accordance with Innovator’s (or its CMO’s) standard cost accounting policies that are in accordance with generally accepted accounting principles and consistently applied across Innovator’s (or its CMO’s) manufacturing network to other products that Innovator or its CMO manufactures and (b) shall not include inter-company profits among Innovator and its Affiliates (or its CMO and its affiliates). The current Innovator COGS are set forth on Schedule A.
1.23.    “Innovator Indemnified Parties” will have the meaning given in Section 15.2.
1.24.    “Innovator NDA” means NDA No. 20-873, as amended, or supplemented.
1.25.    “Innovator Trademarks” will mean all trade names, trade dress, logos and graphics used by Innovator in connection with its branded products or its corporate identity.
1.26.    “Latent Defect” will mean any instance where a Product fails to conform to the Specifications for such Product and such failure would not be discoverable upon reasonable physical inspection of such Product or other testing customarily conducted by Sandoz upon receipt by Sandoz in accordance with its standard operating procedures.
1.27.    “Launch Quantities” will mean Sandoz’s initial purchase order for [**] vials of Product.

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1.28.    “NDA” will mean a new drug application filed with the FDA.
1.29.    “Net Profit” will mean Net Sales less (i) Product Cost, and (ii) Additional Costs.
1.30.    “Net Sales” will mean the quarterly gross sales of the Product less the following, as accrued and adjusted: (i) cash discounts (and only to the extent that such amounts are included in invoices and then only to the extent that such amounts are customary and reasonable); (ii) returns (including recalls); price protection and shelf stock adjustments; reprocurement charges by its customers and other similar charges; chargebacks, allowances, discounts, inventory management fees, and rebates; (iii) other payments required by law or agreed to be made under Medicaid, Medicare or other government special medical assistance programs (including, but not limited to, payments made under the new “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee on Branded Prescription Pharmaceutical Manufacturers”); and, (iv) sales, excise or other similar taxes (excluding income taxes). Net Sales shall be determined in accordance with International Financial Reporting Standards (IFRS), consistent with Sandoz’s books and records applicable in the Territory.
1.31.    “Overdue Interest Amount” will mean the [**] quoted as such in The Wall Street Journal on the first Business Day of the month during which an amount becomes overdue under this Agreement, plus [**]%, calculated on an annual basis.
1.32.    “Product” will mean bivalrudin 250mg/vial as approved by the FDA under the Innovator NDA, and labeled and sold under the Sandoz name.
1.33.    “Product Cost” will mean the Innovator COGS of the applicable Product supplied to Sandoz.
1.34.    “Promotional Materials” will have the meaning set forth in Section 3.5.
1.35.    “Renewal Term” will mean additional successive one (1) year periods following the Initial Term, unless either party gives notice of non-renewal at least six (6) months prior to the expiration of the Initial Term or Renewal Term, as applicable.
1.36.    “Sandoz Indemnified Parties” will have the meaning given in Section 15.1.
1.37.    “Sandoz Product” will mean a bivalrudin product covered by an Abbreviated New Drug Application (“ANDA”) owned or controlled by Sandoz or one of its Affiliates.
1.38.    “Sandoz Trademarks” will have the meaning given in Section 3.6.
1.39.    “Specifications” will mean the specifications for the design, composition, manufacture, packaging, and/or quality control of the Product as set forth in the NDA.
1.40.    “Supply Term” will mean will mean the Initial Term and any Renewal Term.
1.41.    “Term” will have the meaning given in Section 7.1.

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1.42.    “Territory” will mean the United States of America, its commonwealths, territories, possessions and U.S. military bases
1.43.    “Triggering Event” will mean the date, which shall be no earlier than [**], designated in an email from Innovator to Sandoz explicitly stating that Sandoz is authorized to begin commercial sales of the Product in the Territory beginning on such designated date. Such email notice shall only be sent from the President or Chief Executive Officer of Innovator to [**].

ARTICLE 2
RIGHT TO USE

2.1    Rights under Innovator NDA. During the Supply Term, Innovator hereby grants Sandoz an exclusive (except with respect to the APP Supply Agreement), non-transferable right to market, promote, distribute, offer to sell and sell Product in the Territory under the Innovator NDA upon the Triggering Event. This right is not transferable or assignable. Nothing in this Agreement shall preclude or prevent Innovator from marketing, distributing, offering to sell or selling the Innovator Branded Product.
2.2    No Rights to Innovator Trademarks and IP. Innovator grants Sandoz no right to use any Innovator Trademarks or other Innovator intellectual property, except as provided herein or as otherwise required by law or regulation.
2.3    Sale of Product. During the Term, Sandoz will not market or sell the Product, except as provided herein, or any Sandoz Product.
2.4    Performance through Affiliates. Notwithstanding anything to the contrary contained herein, each party may discharge any obligations and exercise any right hereunder, or performance hereunder, through any of its Affiliates. Each party hereby guarantees the performance by its Affiliates of such party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE 3
SALES AND MARKETING ACTIVITIES

3.1    Commercial Efforts. Sandoz will use Commercially Reasonable efforts to market, distribute and sell the Product in the Territory during the Supply Term. Such Commercially Reasonable efforts will include pre-commercial Product launch activities to support the Product launch and beginning sales on the Triggering Event.
3.2    Pre-Commercial Launch Activities. Sandoz will provide Innovator a plan for pre-commercial Product launch activities no later than five (5) Business Days following execution of this Agreement for Innovator’s approval. Sandoz will not conduct any pre-commercial Product launch activities without Innovator’s express approval.

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3.3    Pricing. Sandoz will have independent, sole discretion to determine the pricing, terms of sale, marketing, and selling decisions for the Product without any consultation with, input from, or prior notice to Innovator. The above notwithstanding, Sandoz agrees it will not use the Product as a “loss leader” or as part of a bundle, basket or group sale with sales of its other products or in order to gain or maintain sales of its other products, or in a manner that would result in financially disadvantaging the Product relative to such other products. For the avoidance of doubt, Innovator will have independent, sole discretion to determine the pricing, terms of sale, marketing, and selling decisions for the Innovator Branded Product without any consultation with, input from, or prior notice to Sandoz.
3.4    Rebate Processing and Government Pricing.
(i)    Sandoz will be solely responsible for all federal, state and local government and private purchasing, pricing or reimbursement programs with respect to the Product, including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with governmental and private entities and the Innovator shall provide reasonable assistance to Sandoz to effectuate same. Sandoz will be solely responsible for payment and processing of all rebates, whether required by contract or local, state or federal law, for the Product.
(ii)    Sandoz shall be solely responsible for all federal, state and local government purchasing, pricing or reimbursement programs and private purchasing, pricing or reimbursement programs with respect to the Product sold by Sandoz, including taking all necessary and proper steps to execute agreements and file other appropriate reports and other documents with applicable governmental agencies and private entities necessary for coverage of the Product under state, federal or other health care programs and to list the Product under the agreements governing such program.  Sandoz shall be solely responsible for categorizing the Product under federal, state and local government pricing or reimbursement programs, including without limitation, the determination of covered drug status under U.S. Department of Veterans Affairs pricing program and categorization as innovator or non‑innovator under the Medicaid rebate program.  Sandoz shall be solely responsible for payment and processing of all rebates, whether required by contract or Applicable Law, for the Product sold by Sandoz. Innovator acknowledges that Sandoz will require certain information from Innovator in order to submit the governmental price reports for periods beginning with the Sandoz reporting date, and Sandoz acknowledges that Innovator will require certain information from Sandoz in order to submit the applicable governmental price reports for periods until the Sandoz reporting date.  The Parties therefore agree to cooperate and use Commercially Reasonable efforts to provide on a timely basis all such documentation as may reasonably be requested by each Party of the other to report required pricing information.  Accordingly, the Parties agree to provide to the other such information, including but not limited to, the following. Innovator shall provide to Sandoz, within ten (10) days after the Effective Date, relevant Product(s) information, including but not limited to base average manufacturer’s price value.
(iii)    If Innovator is required to refer to Product sales made by Sandoz in Innovator’s government price reports, Sandoz will provide Innovator with aggregate sales figures for Product sales made by Sandoz and the related Net Profit split by product NDC number. This information will be contained in the NPS Report as set forth in Section 5.2. Innovator shall use

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any data or information relating to pricing that Sandoz provides under this Section 3.4 or otherwise for the limited purpose of complying with legal price reporting requirements and for no other purpose. Innovator shall not use any such data or information in connection with its sales, marketing or contract operations and will represent and warrant to Sandoz that such data and information is not disclosed among Innovator personnel for any purpose other than for government price reporting.
3.5    Promotional Materials. Sandoz will not use any Promotional Materials in connection with the marketing, sale or distribution of the Product without Innovator’s prior written approval, except that Sandoz may include such Product’s generic name, launch date, available packaging configurations, and the pricing and delivery terms in its introduction announcements to the trade, bill sheets and product catalog without obtaining Innovator’s prior written approval. For purposes of this Agreement, “Promotional Materials” means all labeling and advertising materials as defined in the Act and the regulations of the FDA thereunder. For the avoidance of doubt, Innovator will retain exclusive authority and responsibility for the filing of Promotional Materials with the FDA on Form 2253 (or such other form as required by FDA) or as otherwise required by Applicable Law.
3.6    Sandoz Trademarks. All trademarks, trade names and packaging graphics owned or licensed by Sandoz and intended to be used in connection with the Product (collectively, the “Sandoz Trademarks”) will be chosen by Sandoz in its sole discretion; provided, however, that Sandoz will not be permitted to use any such Sandoz Trademarks to the extent Innovator, in its reasonable judgment, determines that such Sandoz Trademarks will be confusingly similar to those which Innovator uses in connection with any of its own products. Sandoz will provide reasonable advance written notice to Innovator of any Sandoz Trademarks to permit Innovator to identify any Sandoz Trademark that Innovator reasonably believes is confusingly similar. Innovator will notify Sandoz in writing within fifteen (15) days of receipt of the Sandoz Trademarks if Innovator, in its reasonable judgment, objects to the Sandoz Trademarks. Absent receipt of such notice from Innovator, Sandoz will be free to use the Sandoz Trademarks.

ARTICLE 4
SUPPLY

4.1    Innovator Supply Obligations. Subject to the provisions of this Article 4, Innovator will supply Sandoz’s requirements for the Product in accordance with Sandoz’s forecasts. Innovator’s supply of Product to Sandoz may not be used for any purpose other than the distribution and sale of Product under this Agreement.
4.2    Sandoz Purchase Obligations. Subject to the provisions of this Article 4, Sandoz will exclusively purchase from Innovator Sandoz’s requirements for the Product for the Supply Term.
4.3    Sandoz Initial Forecast. Within two (2) days after the Effective Date, Sandoz will deliver to Innovator a forecast for the Launch Quantities and all Product required for the first [**] months after the Triggering Event (the “Initial Forecast”). Innovator will accept the forecast or provide an alternative proposal to Sandoz within ten (10) days after receipt. The Innovator’s

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alternative Initial Forecast shall be considered the binding Initial Forecast; provided the quantities are less than the amounts set forth in Sandoz’s proposed Initial Forecast. The Initial Forecast will be broken down by strength and delivery date. The first [**] months of the Initial Forecast will constitute a binding order and Sandoz will deliver a binding written or electronic purchase order for the first [**] months of the forecast for the Initial Forecast once accepted by Innovator.
4.4    On-Going Sandoz Purchase Orders. No later than the tenth (10th) Business Day of [**] beginning with the [**] after the Triggering Event, Sandoz will provide Innovator an updated rolling [**] month forecast for Product. The first [**] months of each forecast will be binding upon the parties. With each such rolling forecast, Sandoz will deliver a binding written or electronic purchase order for the [**] month of each new rolling forecast. Without the parties’ prior written agreement, no forecast for the rolling [**] month period will vary the amounts set forth in the previous forecast for the same month by more than [**] percent ([**]%).
4.5    Supplemental Sandoz Purchase Orders. Sandoz may submit supplemental purchase orders to Innovator for additional quantities of Product at any time during the Supply Term. Innovator will have no obligation to accept or supply such supplemental purchase orders, but may make reasonable efforts to fulfill supplemental purchase orders up to [**] percent ([**]%) of the relevant forecast. Sandoz may not submit supplemental purchase orders to Innovator for quantities in excess of [**] percent ([**]%) without the prior written consent of Innovator. No supplemental purchase orders will be binding upon Innovator unless and until Innovator accepts the quantities and delivery dates in writing after receipt of the supplemental purchase order. Innovator will confirm or reject supplemental purchase orders within ten (10) Business Days after receipt.
4.6    Conflicts. To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement will govern.
4.7    Capacity Allocation. In the event that Innovator’s inability (including without limitation, any inability as a result of a Force Majeure Event) to meet binding orders is due to a shortage of production capacity, common raw materials or other reason at a Innovator facility (or a facility of its designee), Innovator will immediately notify Sandoz in writing of such shortage of production capacity, common raw materials or other problem, and, if possible, the date such shortage of production capacity, common raw materials or production problem is expected to end. In such event, Innovator will allocate its available production capacity first to the production of Innovator Branded Product and then between the Product and all products (other than the Innovator Branded Product ) using the same resources that are causing the shortage from all parties over that same period in such proportion as the Product forecasted to be sold over the next four (4) full calendar quarters bears to total projected purchases for all products using the same resources that are causing the shortage from all parties over that same period.
4.8    Shipping Terms. Innovator shall deliver Product [**] (INCOTERMS 2010). Solely for the Launch Quantities, title and risk of loss to the applicable Launch Quantities will only pass to Sandoz [**], regardless of whether such Launch Quantities [**].

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4.9    Delivery. Delivery by Innovator of at least [**] percent ([**]%) but no more than [**] percent ([**]%) of the quantity ordered will be accepted by Sandoz in full satisfaction of Innovator’s obligation to supply such firm order if such delivery is in compliance with the terms of this Article 4. Sandoz will accept and be invoiced for the actual quantities shipped. All charges for packaging are included in the Product Cost unless otherwise agreed to by the parties. Innovator will not be responsible for warehousing finished goods for Sandoz. Innovator will ship all finished goods to Sandoz (or its designee) upon completion. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment’s destination. Deliveries of Product will be made in accordance with the delivery schedule set forth in the purchase orders provided, subject to Sections 4.3, 4.4 and 4.5.
4.10    Meetings. Innovator and Sandoz shall participate in a supply meeting on a regular but not less frequent than a monthly basis. At each such supply meeting, the parties shall agree on the specific delivery dates during an applicable month for Product ordered in the binding purchase order, if any, submitted at such meeting. Participation in any supply meeting may be conducted via teleconference. Within five (5) days after the Effective Date, each of Sandoz and Innovator shall identify an individual whose role will be to manage the relationship between the parties (the “Team Coordinator”). The Team Coordinator for each party shall provide points of contact for such party that will be responsible for functional tasks to include, but not be limited to, supply, ordering and quality obligations.
4.11    Certificate of Compliance. Each shipment of Product to Sandoz will be accompanied by a certificate of compliance prepared by an authorized representative of Innovator confirming that the Product has been manufactured in accordance with this Agreement and the NDA for the Product. Any deviations and investigations related to the Product will be documented by Innovator in accordance with the NDA and the Quality Agreement referred to in Section 6.1.
4.12    Territory. Sandoz will only market, distribute, offer to sell and sell the Product in the Territory. Sandoz shall not, directly or indirectly, (i) solicit or accept orders for sales of Product to any existing or prospective customer for outside the Territory, (ii) deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory, or (iii) sell any Product to, or solicit any sales from, a customer if Sandoz knows, after reasonable inquiry, or has reason to know, that such customer intends to resell the Product outside of the Territory. If Sandoz becomes aware, after reasonable inquiry, of any circumstance where there is a reason to believe that the Product is being, or will be, distributed or redistributed outside the Territory by a customer of Sandoz, Sandoz shall promptly notify Innovator, and Distributor shall promptly use Commercially Reasonable efforts to stop the sale or distribution of Product outside the Territory, including, without limitation, terminating future sales of Product to any such customer until such time that Sandoz and/or Innovator receives reasonable assurances from such customer that such activity has stopped and a party has communicated such reasonable assurance to the other party.
4.13    Changes. In the event that either party is required to change the Specifications for the Product pursuant to Applicable Law, or in response to a regulatory request, the parties will agree to a modification in the Product Cost for the Product to reflect any increase in the manufacturing

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cost caused by this change. If a change is made by either party for any other reason, the party making the change will bear the costs for the change, unless otherwise agreed to by the parties.

4.14    Failure to Supply. Innovator shall maintain sufficient capacity to manufacture Sandoz’s projected needs for Product based on each Firm Order and each Rolling Forecast during the Supply Term. Innovator shall promptly notify Sandoz if Innovator anticipates that it shall be unable to deliver at least [**] percent ([**]%) of the quantity of Product ordered pursuant to the terms of this Agreement. If Innovator fails to deliver at least [**] percent ([**]%) of the quantity of Product on or before the delivery date specified in the Firm Order (other than as a result of a Force Majeure Event, any material breach of this Agreement by Sandoz or its Affiliates, or any gross negligence or willful misconduct on the part of Sandoz or its Affiliates) (a “Supply Failure”), then Sandoz may: (i) cancel some or all existing Firm Orders for Product that are subject to the Supply Failure without penalty; and/or (ii) recover from Innovator all actual damages, incurred and payable to third parties by Sandoz arising directly from the Supply Failure and resultant disruption (Sandoz having taken reasonable steps to mitigate such damages), including all costs and expenses reasonably incurred by Sandoz as a result thereof, including, without limitation, any amounts Sandoz pays to its customers or any other third party purchasers of Product, such as group purchasing organizations (“FTS Damages”), provided that the recovery of FTS Damages by Sandoz per Supply Failure shall be capped at the first [**] days of FTS Damages incurred and payable by Sandoz for the applicable Supply Failure. Notwithstanding anything contained herein to the contrary, upon Innovator’s provision of notice to Sandoz that it is no longer subject to a Supply Failure and is able to recommence supplying the Product to Sandoz in accordance with this Agreement, Sandoz shall have no further rights pursuant to subsection (i) above in connection with the applicable Supply Failure, provided that Sandoz shall have the right to recover all actual damages arising from the Supply Failure that occur in the period between Innovator’s provision of such notice and actual confirmed supply to Sandoz by Innovator, subject at all times to the limitations set forth above in subsection (ii). The remedies set forth in subsections (i) and (ii) will be Sandoz sole remedy with respect to any Supply Failure.
4.15    Return of Launch Quantities. Upon written request from Innovator, Sandoz will promptly return to Innovator any Launch Quantities delivered to Sandoz prior to the Triggering Event. Innovator will bear the cost for the return of such Product.

ARTICLE 5
CONSIDERATION

5.1    Product Cost. Innovator will send an invoice for the Product Cost for the Product on the date such Product is shipped to Sandoz, or its designee. Payment will be due from Sandoz on the later to occur of (a) [**] days from the invoice date, or (b) [**] days from Sandoz’s satisfactory receipt of the applicable Product. The above notwithstanding, with respect to any Launch Quantities delivered prior to the Triggering Event, payment will be due on the later to occur of (a) [**] days from the invoice date, (b) [**] days from Sandoz’s satisfactory receipt of the applicable Product, or (c) [**] days from the Triggering Event.

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5.2    Payment of the Net Profit split. The Net Profits will be split in accordance with Schedule A. Sandoz will, within [**] after the end of each calendar quarter, provide to Innovator a Net Profit split report for such quarter (“NPS Report”), the form of which is attached hereto as Exhibit A. This form may be amended from time to time by mutual agreement of the parties. Within [**] days after receipt of the NPS Report, Innovator will send Sandoz an invoice for the Net Profit split due to Innovator. Sandoz will pay Innovator the invoice amount within [**] days of receipt of such invoice.
5.3    Monthly Reporting. Not later than ten (10) Business Days after the end of each month through and including the month in which all rebate and chargeback amounts on Product sold during the Supply Term and any applicable sell-off period are finally reconciled in accordance with Section 1.30, Sandoz shall deliver to Innovator an estimate of the information specified in Exhibit A with respect to such month; and not later than fifteen (15) Business Days after the end of such month, Sandoz shall deliver to Innovator a written report, in such form as Innovator reasonably may request, that contains the information specified in Exhibit A with respect to such month. Sandoz will provide explanations of its relevant accounting methods and practices, as reasonably requested by Innovator.
5.4    Samples, Coupons and Vouchers. Sandoz shall not distribute any drug samples of a Product or coupons or vouchers for a Product to any third party.
5.5    Late Payment Penalty. Any payments not made within the specified period of time for payment will incur an interest charge at the rate of the Overdue Interest Amount on such overdue amounts. Any amounts that are not paid because of a bona fide dispute between the parties that are ultimately paid later will include interest at the time of payment.
5.6.    Audit Rights. Sandoz will keep accurate books and records for purposes of documenting the amount of the Net Sales and product returns for Product. Said books and records will be made available at Sandoz’s principal place of business. Upon at least fifteen (15) Business Days’ notice, Innovator will have the right to have Innovator’s independent public accountants obtain access to such books and records during reasonable business hours for the purpose of verifying, at Innovator’s expense, the amount of the Net Sales, the calculation of the Net Profit split, and any other information reasonably necessary to verify the above calculations and information; provided, however, that this right may not be exercised more than once in any calendar year. Innovator will solicit or receive from its accountants only information relating to the accuracy of such calculations, and will only have access to information for the most recent [**] calendar years. However, if in subsequent audits it is discovered that an error occurred that may have carried back to previous years, Sandoz will provide the information for all previous contract years for purposes of identifying if the error carried back and correcting such error if necessary. Sandoz will be entitled to require such accountants to sign a confidentiality agreement in form and substance reasonably satisfactory to Sandoz, Innovator and such accountant. Innovator and Sandoz will each receive the same report of the audit from the independent accountants which will contain their opinion of whether Sandoz’s reports, calculations and payments have been accurate or not and, if not, by how much and for how long and how they arrived at their conclusions. The parties may make inquiries of the independent accountants to clarify the contents of the report and the accountant’s response

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will be provided to both parties. If there is an underpayment of the Net Profit split to Innovator, Innovator will send an invoice to Sandoz for the amount of the underpayment and the interest on such amount from the original due date at the Overdue Interest Amount. Such invoice will be paid by Sandoz within [**] days after its receipt. In the event any such audit reveals a shortfall in amounts paid to Innovator of [**] percent ([**]%) or more for any calendar year, then the reasonable costs and expenses of the audit including the fees and expenses of the accountant will be reimbursed to Innovator by Sandoz. In the event any such audit report reveals an overpayment of the Net Profit split to Innovator, Sandoz will send an invoice to Innovator for the amount of the overpayment and the interest on such amount from the original pay date at the Overdue Interest Amount. Innovator will pay such invoice within [**] days after its receipt.

ARTICLE 6
QUALITY

6.1    Quality Agreement. The parties will enter into a Quality Agreement prior to the Triggering Event. The Quality Agreement may be amended as necessary to provide for additional products that may be added to this Agreement from time to time. To the extent that there are any conflicts between the Quality Agreement and this Agreement relating solely to quality-related cGMP matters, the stipulations and provisions of the Quality Agreement will prevail.  To the extent there are any conflicts between the Quality Agreement and this Agreement relating to any other matters including but not limited to financial, liability and risk allocation matters, this Agreement will prevail.
6.2    Expiration Dating. All Product shipped to Sandoz will have expiration dating as set forth on Schedule A.
6.3    Stability Testing. Innovator will maintain a stability testing program for the Product. In the event that any results from such program indicate that the Product would not meet its expiration date, Innovator will promptly notify Sandoz. Replacement Product will be provided to Sandoz at Innovator’s expense in the event such Product is unsaleable by Sandoz.

ARTICLE 7
TERM & TERMINATION

7.1    Term. The term of this Agreement will commence on the Effective Date, and subject to the terms of this Article 7, will continue until the expiration of the Supply Term (the “Term”). The Term may be extended by written agreement of the parties.
7.2    Termination by Innovator. This Agreement may be terminated by Innovator:

(i)    If Sandoz shall fail to pay any amount due under the Agreement within thirty (30) days after such amount becomes due and payable; or
(ii)    If Sandoz shall be in breach of any material obligation hereunder (other than a payment obligation), and has not cured such breach within sixty (60) days after receipt of a notice

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from Innovator requesting the correction of such breach (unless such breach is by its nature not susceptible of being cured or the giving of such notice would be futile or impracticable, in which event no notice shall be necessary). Such termination shall be effective upon the occurrence of such breach or, if a right to cure exists, upon failure of Sandoz to cure such breach within the specified time period; or
(iii)    Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Sandoz, or upon the failure by Sandoz for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it. Such termination shall be effective upon receipt of notice from Innovator;
(iv)    If a Force Majeure Event affecting the performance of Sandoz specified in Article 10 shall continue for more than one hundred twenty (120) consecutive days. Such termination shall be effective upon receipt of notice from Innovator; or
(v)    With immediate effect if at any time after the Triggering Event there are no pharmaceutical products containing bivalirudin in a lyophilized form as its sole active ingredient being marketed in the Territory as a Therapeutic Equivalent (as defined in the FDA’s Orange Book) to Angiomax pursuant to an Abbreviated New Drug Application or an NDA filed under 505(b)(2) of the Federal Food, Drug and Cosmetic Act.
7.3    Termination by Sandoz. This Agreement may be terminated by Sandoz:
(i)    If Innovator shall be in breach of any material obligation hereunder and has not cured such breach (A) with respect to any failure of Innovator to supply Product to Sandoz in accordance with Sections 4.3 and 4.4 within sixty (60) days after receipt of a notice from Sandoz requesting the correction of such breach, or (B) with respect to any other breach of a material obligation within sixty (60) days after receipt of a notice from Sandoz requesting the correction of such breach (unless such breach is by its nature not susceptible of being cured or the giving of such notice would be futile or impracticable, in which event no notice shall be necessary). Such termination shall be effective upon the occurrence of such breach or, if a right to cure exists, upon failure of Innovator to cure such breach within the specified time period; or
(ii)    Upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by Innovator, or upon the failure by Innovator for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it. Such termination shall be effective upon receipt of notice from Sandoz; or
(iii)    If a Force Majeure Event affecting the performance of Innovator specified in Article 10 shall continue for more than one hundred twenty (120) consecutive days. Such termination shall be effective upon receipt of notice from Sandoz.

7.4    Termination by Either Party.

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(i)    Either party may terminate this Agreement by written notice to the other party if no Triggering Event occurs with respect to the Product within eighteen (18) months after the Effective Date.
(ii)    Either party may terminate this Agreement by written notice to the other party if the terminating party is advised by the FDA or its outside regulatory legal counsel that marketing, distributing, selling or offering to sell the Product under the labeling described in Section 9.3(iii) would likely constitute a violation of the Act or applicable regulations thereunder.
(iii)    Either party may terminate this Agreement immediately upon written notice to the other party, if any governmental entity determines that this Agreement violates Applicable Law.
(iv)    Either party may terminate this Agreement upon reasonable notice to the other party, if the terminating party, on the advice of legal counsel, determines that this Agreement poses unreasonable legal or economic risks as the result of the enactment or threatened enactment after the Effective Date of any law, decree, rule, regulation or resolution, or any decision of a court or regulatory agency or change or threatened change in interpretation of current laws, decrees, rules, regulations or resolutions.
(v)    Either party may terminate this Agreement upon sixty (60) days written notice to the other party in the event Net Profit falls below [**] percent ([**]%) of Net Sales, as evidenced by written records, in any month in which Innovator is supplying Product to Sandoz.
7.5    Effect of Termination.
(i)    Upon expiration of the Supply Term of this Agreement, Sandoz shall immediately cease all sales, marketing and distribution of the Product except that Sandoz shall have the right to market, distribute, offer to sell and sell the remaining Product then on hand in its inventory as of the date of such expiration, subject to its obligation to share profits with Innovator pursuant to this Agreement.
(ii)    Upon termination of this Agreement by Innovator pursuant to Section 7.2(i) (Sandoz failure to pay), Section 7.2(ii) (Sandoz’s material breach), Section 7.2(iii) (Sandoz’s bankruptcy, etc.), Section 7.2(iv) (Sandoz’s Force Majeure Event), Section 7.2(v), or Section 7.4 (v) Innovator, in its sole discretion, may either (A) cancel any then outstanding binding purchase order and direct Sandoz to cease all distribution, marketing and sales of the Product immediately, or (B) cancel any then outstanding binding purchase order but [**], all in accordance with the terms hereof as in effect prior to the date of such termination; provided that Sandoz shall [**]. In addition, if this Agreement is terminated by Innovator pursuant to Section 7.2(v) or Section 7.4(v), upon written request from Innovator, Sandoz will promptly return to Innovator any unsold Product delivered to Sandoz prior to the termination. Innovator will bear the cost for the return of such Product.
(iii)    Upon termination of this Agreement by Sandoz pursuant to Section 7.3(i) (Innovator’s material breach), Section 7.3(ii) (Innovator’s bankruptcy, etc.), Section 7.3(iii)

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(Innovator’s Force Majeure Event), or by either party pursuant to Section 7.4(v) (lack of commercial viability), Sandoz, shall have the option, in its sole discretion, to cancel all or any portion of any then outstanding binding purchase orders. Sandoz shall be entitled to [**], all in accordance with the terms hereof as in effect prior to the effective date of such termination; provided that Sandoz shall [**].
(iv)    Upon termination of this Agreement by either party pursuant to Section 7.4(i) (no Triggering Event), Section 7.4(ii) (advice by FDA or regulatory counsel of labeling problem), Section 7.4(iii) (agency determination of violation of Applicable Law), or Section 7.4(iv) (determination of unreasonable legal or economic risks), (A) the firm order for the Launch Quantity shall be deemed cancelled (if applicable), (B) Sandoz shall immediately cease all pre-booking activities with respect to Product (if applicable), (C) all then outstanding binding purchase orders shall be deemed cancelled (if applicable), (D) Sandoz shall immediately cease all sales, marketing and distribution of the Product (if applicable), and (E) Sandoz shall destroy any remaining inventory of Product upon Innovator’s written request, such destruction costs and expenses to be borne equally between the parties (if applicable).
(v)    Termination of this Agreement for any reason will not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

ARTICLE 8
DEFECTIVE PRODUCT/INSPECTIONS/TESTING

8.1    Disposition of Defective Product. Innovator will replace, at its own cost and expense, including reimbursement of reasonable freight and disposition costs incurred by Sandoz, Product that fails to comply with the Specifications for such Product. Innovator will not, however, replace any Product which fails or ceases, prior to the applicable expiration date, to conform to the Specifications as a result of improper storage or mishandling after delivery thereof to Sandoz. Sandoz will, within [**] days after receipt of any shipment of Product, notify Innovator of the existence and nature of any patent (obvious) non-compliance or defect. If such notice is not provided within the [**] day period, then all such Product will be deemed to be in compliance with this Agreement and Innovator will bear no further responsibility for such Product non-compliance except in accordance with the provisions of Section 8.3. If Sandoz notifies Innovator within such [**] day period of the receipt of defective Product, then, subject to this Article 8, Innovator will have a reasonable opportunity, not to exceed [**] days from the date of notice, to inspect such claimed defective Product and provide Sandoz with detailed written instructions to return or dispose of such defective Product at Innovator’s sole cost and expense. If Innovator fails to instruct Sandoz as to the disposition of such defective Product within [**] days from the date of notice, Sandoz may dispose of such defective Product in accordance with Applicable Law (and at Innovator’s expense).
8.2    Independent Testing. If, after Innovator’s inspections of such Product and the analysis of the corresponding sample kept by Innovator as part of the stability testing program

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provided for in Section 6.3, the parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect that is Innovator’s responsibility, either party may deliver the Product to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. The parties will make reasonable efforts to work with each other and the independent third-party laboratory to identify any reasons for non-conformance or the presence of defects. This may include Innovator supplying the independent laboratory with a sample kept by Innovator as part of the stability testing program, or any other relevant storage information kept by either party. All costs associated with such third-party testing will be at Sandoz’s expense unless the tested Product is deemed by such third-party not to be in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, will be promptly paid by Innovator. The findings of the independent laboratory will be binding upon both parties.
8.3    Latent Defects. As soon as either party becomes aware of a Latent Defect in any Product lot, it will promptly notify the other party of such event (including reasonable details and the lot involved). If a Product accepted by Sandoz becomes non-conforming by virtue of the later discovery of a Latent Defect, Sandoz may place the lot on quality assurance hold pending Innovator’s investigation and a final resolution of the claimed Latent Defect pursuant to Section 8.1 and 8.2 above. In the event that such Product is found to contain a Latent Defect, such Product will be deemed rejected pursuant to Sections 8.1 and 8.2 as of the date of the notice, and the rights and obligations of the parties with respect to the rejected Product will thereafter be governed by Sections 8.1 and 8.2.

ARTICLE 9
REGULATORY MATTERS

9.1    Reporting. Sandoz will have the responsibility in the Territory for complying with all regulatory requirements and other matters which relate solely to Sandoz’s acting as a distributor of the Product in the Territory. All other regulatory reporting matters (including adverse event and product complaint reporting) will be Innovator’s responsibility for the Product. Prior to the Triggering Event, the parties will enter into a separate Pharmacovigilence Agreement that will cover the parties’ responsibilities with respect to any report(s) of adverse events.
9.2    FDA Communications. Sandoz and Innovator agree to promptly notify the other party in the event they receive any communication or notice from FDA with respect to the Product and each party will promptly provide a copy of such communications to the other. The parties will cooperate in good faith in responding to any such FDA inquiry or in making any report to FDA with respect to the Product. Notwithstanding the foregoing, Innovator will have final authority for regulatory decisions and responsibility for all communications with FDA concerning the Product.

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9.3    Labeling Configuration.
(i)    The parties agree to cooperate in procedures designed to ensure that the Product is properly labeled and that appropriate standard operating procedures are in place to ensure that the labeling and printed packaging components for the Product comply with Applicable Law.
(ii)    Subject to paragraph (iii) of this Section 9.3, all final decisions regarding labeling of Product shall be made by Innovator in Innovator’s sole discretion as the holder of the NDA.
(iii)    Unless otherwise required by Applicable Law, the parties agree that the text comprising the labeling for the Product will be substantially identical to the labeling for the Innovator Branded Product with the following exceptions: (A) the name of Sandoz will appear as a distributor, (B) the NDC Numbers of Sandoz will be listed in the “How Supplied” section of the physicians circular (or insert), (C) in the “How Supplied” section, information will be provided about the Product as manufactured by or for Innovator for the purpose of providing complete information concerning all dosage strengths and formulations of Innovator Branded Product available under the NDA as included in the FDA approved labeling for the Innovator Branded Product, (D) the appearance and design of the Product label will be sufficiently different from the label for Innovator Branded Product so as to avoid confusion between the two, and (E) any other exceptions mutually agreed to by the parties. Innovator shall submit Product listing information to the FDA after receipt of all required information and documentation (including required information and documentation from Sandoz) as reasonably determined by Innovator. Sandoz shall obtain NDC Numbers for the Product and shall distribute and sell only the Product bearing the applicable NDC Numbers. Innovator shall promptly submit to the FDA the Product label under the NDA and a drug listing form showing Sandoz as the private label distributor of the Product.
9.4    Recalls. Innovator and Sandoz will each notify the other party promptly if any batch of Product is the subject of a recall or market withdrawal, and the parties will reasonably cooperate in the handling and disposition of such recall or market withdrawal; provided, however, in the event of a disagreement as to any matters related to such recall or market withdrawal, other than the determination of who will bear the costs as set forth in the immediately following sentence, Innovator will have the final authority with respect to any product recall relating to the Product. Sandoz will bear the cost of all recall or market withdrawals of Product purchased by Sandoz pursuant to this Agreement unless such recall or market withdrawal will have been the result of (i) Innovator’s failure to manufacture, package or label such Product in accordance with the requirements of this Agreement, or (ii) the failure of such Product to meet the Specifications for such Product at the time of shipment from Innovator’s packaging facility, or (iii) Innovator’s breach of any of its covenants, obligations, representations or warranties set forth in this Agreement, or (iv) Innovator’s violation of Applicable Law, in each such case Innovator will bear the entire cost of such recall. For purposes of this Agreement, items (i)-(iv) in the previous sentence will mean a “Innovator Recall Event.” Sandoz will maintain records of all sales of Product and all customers sufficient to adequately administer a recall or market withdrawal for the longer of one (1) year after termination or expiration of this Agreement or the period required by Applicable Law. Sandoz will, in all events and regardless of who bears the cost, be responsible for administering the physical aspects of any recalls or market

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withdrawals with respect to the Product, provided, however, that upon the occurrence of a Innovator Recall Event, any reasonable external costs and expenses incurred by Sandoz relating to the Innovator Recall Event (including, but not limited to reasonable recall destruction costs) will be borne by Innovator. Product and inventory held by Sandoz (or its designee) that is subject to a recall will be deducted from Net Sales and, upon a Innovator Recall Event, Innovator will provide Product to Sandoz at Innovator’s expense to replace the recalled Product. For the avoidance of doubt, Product that is recalled shall be excluded from Net Sales for a particular quarter, even if the recall occurs after the end of the quarter but before payment is due to Innovator.
9.5    Complaints. Sandoz will collect complaint files for the Product in accordance with the provisions of the Quality Agreement as provided for in Section 6.1 and cGMP. Product complaint reports received by Sandoz will be sent to Innovator by e-mail within twenty-four (24) hours of receipt to the attention of Innovator Quality Assurance [**], with an original sent promptly by U.S. mail to [**] at The Medicines Company, 8 Sylvan Way, Parsippany, NJ 07054. Sandoz and Innovator will each notify the other of any product complaints made by customers that will or could cause an FDA “field alert” to be issued, within twenty-four (24) hours of the decision to file a field alert and will thereafter reasonably cooperate with each other relative to any investigation or inquiry that may be initiated by FDA with respect thereto. For purposes of clarification, the parties acknowledge that the foregoing complaint handling procedures will only apply to complaints which implicate the manufacturing, packaging, testing or storage of the Product.
9.6     Inspections. In the event Innovator’s manufacturing, packaging, testing or storage facility (or facilities) producing Product is/are inspected by representatives of any federal agency in connection with Innovator’s manufacture of the Product, Innovator will notify Sandoz promptly upon learning of such inspection, and will supply Sandoz with redacted copies of any correspondence or communications or portions thereof which related to the Product in the event that there are any material observations or findings that relate to the Product.
9.7    Regulatory Letter. In the event Sandoz is inspected or receives a regulatory letter or comments from any federal agency or authority in connection with the distribution of the Product, Sandoz will notify Innovator promptly upon learning of such inspection or receiving such documentation. Innovator may participate in that portion of such inspection relating to the Product (and will be required to participate if requested by Sandoz at Sandoz’s expense). If Sandoz requests Innovator to participate as described above, Innovator and Sandoz will mutually agree on the response with respect to the Product and Sandoz will be responsible for submitting any such responses to the regulatory authorities.
9.8    Inquiries from Health Care Professionals. Innovator shall provide reasonable assistance to Sandoz in its preparation and filing with appropriate regulatory agencies (both federal and state agencies) related to reimbursement and health care insurance filings required for the marketing and distribution of Product in the Territory by Sandoz. Innovator and Sandoz will work together in good faith to develop such necessary regulatory strategies, which may be required for purposes of this Agreement. In addition, Innovator will provide Sandoz with copies (in electronic format if available) of those materials, which Innovator uses to respond to inquiries regarding applicable products from consumers and health care professionals.

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ARTICLE 10
FORCE MAJEURE

If either party is prevented from performing any of its obligations hereunder (except for any financial payments due hereunder) due to any cause which is beyond the non-performing party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; court injunction or other court order; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (each, a “Force Majeure Event”), such non-performing party will not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event will be continuing, provided that the non-performing party gives written notice to the other party of the Force Majeure Event within three (3) Business Days. Such non-performing party will exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. In the event such Force Majeure Event continues unabated for a period of one hundred and twenty (120) days or longer, then the party which is not subject to such Force Majeure Event may terminate this Agreement consistent with Article 7.

ARTICLE 11
INSURANCE

Each party agrees to procure and maintain in full force and effect during the Term of this Agreement, at its sole cost and expense, statutory worker’s compensation insurance and employer’s liability insurance. The parties further agree to procure and maintain in full force and effect during the Term of this Agreement, at its sole cost and expense, commercial general liability insurance, including contractual liability, with a combined single limit of not less than $[**] per occurrence and $[**] per accident for bodily injury and personal injury, including death, and property damage, and $[**] in the aggregate. Innovator also agrees to maintain product liability insurance with limits of not less than $[**] per occurrence and $[**] per accident for bodily injury and personal injury, including death, and property damage, and $[**] in the aggregate annually. Sandoz agrees to maintain product liability insurance with a combined single limit of not less than $[**] per occurrence and $[**] per accident for bodily injury and personal injury, including death, and property damage, and $[**] in the aggregate. A combination of primary and umbrella/excess limits may be used to satisfy the above general liability and product liability insurance limits.

Promptly upon execution of this Agreement, each party will provide to the other party evidence of its required insurance coverage provided by a duly authorized representative of each party’s insurer(s) to certify that the insurance coverages set forth above are in full force and effect and provide that such insurance coverages will not be cancelled or non-renewed until the other party has received 30 days advance written notice of such cancellation or non-renewal.

The limits of insurance coverage will not affect or limit the liability or indemnity obligations of either party as stated elsewhere in this Agreement or as required by law. By requiring the parties to maintain insurance, neither party represents that coverage and limits required will be adequate to fund all losses for which it may be liable.

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ARTICLE 12
CONFIDENTIALITY

12.1    Definition. As used herein, the term “Confidential Information” means information which relates to the Product respective development, manufacture, testing, marketing, sale or support and which is disclosed by one party hereto to the other, including, but not limited to, technical and business information, samples of compounds, the structure or chemical identity of compounds, the properties and utilities of compounds, manufacturing procedures, manufacturing processes, manufacturing equipment, plant layouts, product volumes, quality control procedures, quality control standards, know-how, scientific information, clinical data, efficacy and safety data, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments), the terms and conditions of this Agreement, and other terms and conditions of sales, customer information, business plans, and all other intellectual property. Notwithstanding anything to the contrary contained herein, at any time after execution of this Agreement by both parties, Sandoz will be allowed at its discretion to discuss the existence of this Agreement but not the specific content with its customers for the sole purpose of negotiating contracts.
12.2    Exceptions. The obligations of confidentiality and nondisclosure shall not apply to Confidential Information which
(i)    at the time of disclosure is in the public domain;
(ii)    as shown by written records was in the possession of the receiving party prior to disclosure or development under this Agreement;
(iii)    is rightly received by the receiving party, without obligation of secrecy, from a third party who was entitled to receive and transfer such;
(iv)    as shown by written records was independently developed by employees of the receiving party who did not have access to Confidential Information; or
(v)    a party hereto is compelled to disclose by a court, tribunal or regulatory agency of competent jurisdiction. In such case, to the extent permitted by applicable law, the compelled party shall give the disclosing party prompt notice so that the disclosing party can seek a protective order, and shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court, tribunal or regulatory agency.
12.3    Use and Disclosure. Each party shall retain Confidential Information of the other party in strict confidence and shall not, directly or indirectly, publish or disclose it to any third party, or use Confidential Information for any purpose other than the purposes of this Agreement without the prior written consent of the disclosing party. Each party agrees it shall not communicate Confidential Information of the other party except to its employees, advisors, representatives and contractors who have a need to know such Confidential Information. Termination or expiration of this Agreement between Sandoz and Innovator shall not affect the secrecy and restrictions on use obligations under this Article 12, which shall survive for a period of five (5) years after such termination or expiration.

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12.4    Effect of Termination. Upon termination or expiration of this Agreement, the receiving party shall return to the disclosing party or destroy any Confidential Information in tangible form in its possession, except that the receiving party shall not destroy Confidential Information required to be retained in order to comply with applicable law, rule or regulation.
12.5    Injunctive Relief. Each party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, without the posting of any bond or other security, enjoining or restraining any other party from any violation or threatened violation of this Article 12.

ARTICLE 13
PUBLIC ANNOUNCEMENTS; ETC.

13.1    Public Announcements. The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law will not constitute a breach of this Agreement if such party will have given, to the extent reasonably possible, not less than five (5) Business Days prior notice to the other party, and will have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party (including any Q&A and other similar materials). In addition, Innovator may issue a press release without notice to Sandoz announcing that it will launch in the Territory through Sandoz an authorized generic version of Angiomax in the event a generic version of Angiomax is launched in the Territory by a third party; provided, however, that the parties shall agree upon the language prior to the release of any such press release.
13.2    Use of Innovator Name. Sandoz will not use the name of Innovator or any of its Affiliates for advertising, promotion or other purposes without the prior written consent of Innovator, other than in discussions with its customers pursuant to the last sentence of Section 12.1.

13.3    Use of Sandoz Name. Innovator will not use the name of Sandoz or any of its Affiliates for advertising, promotion or other purposes without the prior written consent of Sandoz.

ARTICLE 14
REPRESENTATIONS AND WARRANTIES

14.1    Innovator Warranties. Innovator represents and warrants to Sandoz that it will:
(i)    manufacture and supply all Product delivered by Innovator in accordance and in conformity with the Specifications, as also set forth in the applicable NDA for such Product;

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(ii)    comply with all applicable statutes, laws, ordinances and regulations relating to the manufacture and supply of any Product being provided hereunder, including, without limitation, those enforced by the FDA (including compliance with cGMP);
(iii)    timely file the Product label for the relevant Innovator NDA;
(iv)    timely file a drug listing form showing Sandoz as the private label distributor of the Product;
(v)    have in place systems and resources for tracking and reporting all complaints and adverse events with respect to the Product in accordance with the Quality and Pharmacovigilence Agreements as provided in Sections 9.1 and 9.5 respectively;
(vi)    (a) familiarize itself with the requirements of the Novartis Supplier Code found at http://www.novartis.com/corporate-responsibility/resources/index.shtml; (b) provide information on request to Sandoz concerning labor, health and safety, environment, animal welfare, anti-bribery and fair competition, and data protection and privacy practices, in the form requested; (c) allow Sandoz (or its nominated Third Party experts) adequate access for the purposes of auditing compliance with these standards; use best endeavors to rectify identified non-compliances with the Novartis Supplier Code and report remediation progress to Sandoz on request; (d) train any representative who is involved with the performance of services to Sandoz on anti-corruption and anti-bribery at its own expense, and that such training shall include the provisions of the applicable anti-corruption and anti-bribery laws and the standards set out in the Novartis Supplier Code; (e) provide Sandoz with prompt written notice of any facts or circumstances (whether occurring prior to or after the Effective Date) which cause or may cause any of the representations and warranties contained in this subsection not to be true, accurate and complete as of the Effective Date or as of any date during the Term of this Agreement; and (f) acknowledge that failure to adhere to these standards shall entitle Sandoz to terminate without compensation.
14.2    Sandoz Warranties. Sandoz represents and warrants to Innovator that it will:
(i)    discharge its obligations pursuant to this Agreement in accordance with all applicable statutes, laws, ordinances and regulations including those enforced by the FDA (including compliance with cGMPs);
(ii)    maintain the Product pending sale to its customers in a facility that is properly equipped to store such Product in accordance with the applicable Product labeling; and
(iii)    have in place systems and resources for tracking and reporting all complaints and adverse events with respect to the Product in accordance with the Quality and Pharmacovigilence Agreements as provided in Sections 9.1 and 9.5 respectively.
14.3    Debarment. The parties each hereby represent and warrant to the best of their knowledge after reasonable investigation, that neither it, nor any of its employees or agents who will participate in the performance of this Agreement, have been, are currently, or are the subject

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of a proceeding that could lead to their or such employees or agents becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity, or Convicted Individual. The parties further covenant, represent and warrant that, to the best of their knowledge after reasonable investigation, if during the Term of this Agreement, it, or any of its employees or agents participating in the performance of their obligations hereunder, become or are the subject of a proceeding that could lead that party, employee or agent becoming, as applicable, a Debarred Entity, Debarred Individual, Excluded Entity, Excluded Individual, Convicted Entity or Convicted Individual, then it will immediately notify the other party. In the event of such a notice, the parties will promptly discuss necessary measures to avoid such a circumstance from affecting a party’s performance under this Agreement.
14.4    LIMITATION ON LIABILITY OF PARTIES. EXCEPT AS PROVIDED IN SECTION 15.1 AND SECTION 15.2 HEREIN, THE PARTIES MAKE NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS, OR GOODWILL) OR DIRECT DAMAGES FOR LOST PROFITS, BUSINESS, OR GOODWILL RESULTING FROM THIS AGREEMENT.
14.5    Execution and Performance of Agreement. Innovator and Sandoz each represent to the other that it has the full right, power and authority to enter into and perform its obligations under this Agreement. Innovator and Sandoz each further represent and warrant to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound.

ARTICLE 15
INDEMNIFICATION

15.1    Indemnification by Innovator. Innovator will indemnify and hold harmless Sandoz, its Affiliates, and each of their respective current or former directors, officers, employees, agents and representatives (the “Sandoz Indemnified Parties”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including all reasonable attorneys’ fees and expenses) (collectively “Damages”) from third parties that may be sustained, suffered or incurred by the Sandoz Indemnified Parties, arising from or in connection with (i) the breach by Innovator of any warranty, representation, covenant or agreement made by Innovator in this Agreement, or (ii) the intentional misconduct or gross negligence of any Innovator Indemnified Party in connection with this Agreement or the Product, or (iii) a breach of Innovator’s responsibilities pursuant to the Quality Agreement or Pharmacovigilence Agreement as provided for in Section 6.1 and Section 9.1, respectively, or (iv) Innovator’s or any of Innovator’s Affiliates’

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distribution, marketing, sales activities, sale or use of the Innovator Branded Product, or (v) any product liability action arising from or in connection with the sale or use of the Product supplied by Innovator (including but not limited to, failure to warn claims, design defect claims, product defect claims, or claims under strict liability in tort, except to the extent such product liability action arises from an indemnified event pursuant to Section 15.2), or (vi) any failure to supply penalties incurred by Sandoz from any of Sandoz’s customers as a result of Innovator’s inability to provide Product hereunder, including all actual damages arising from a Supply Failure as described in Section 4.14 hereof, or (vii) Innovator or any of Innovator’s Affiliates’ or designees’ infringement of the intellectual property rights of a third party where such alleged infringement is related to a Product that is covered by one or more Innovator (or Innovator’s Affiliates’) patents, copyrights or trademarks.

15.2    Indemnification by Sandoz. Sandoz will indemnify and hold harmless Innovator, its Affiliates, and each of their respective current or former directors, officers, employees, agents and representatives (the “Innovator Indemnified Parties”) from and against any and all Damages from third parties that may be sustained, suffered or incurred by the Innovator Indemnified Parties, arising from or in connection with (i) the breach by Sandoz of any warranty, representation, covenant or agreement made by Sandoz in this Agreement, or (ii) the intentional misconduct or gross negligence of any Sandoz Indemnified Party in connection with this Agreement or the Product, or (iii) a breach of Sandoz’s responsibilities pursuant to the Quality Agreement or the Pharmacovigilence Agreement as provided for in Section 6.1 and Section 9.1, respectively, or (iv) Sandoz’s or any of Sandoz’s Affiliates’ distribution, marketing or sales activities related to the Product, except to the extent such Damages arise from an indemnified event pursuant to Section 15.1.
15.3    Claims. Each Innovator Indemnified Party and Sandoz Indemnified Party (“Indemnified Party”) agrees to give the indemnifying party prompt written notice of any matter upon which such Indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Article 15. In the event that an Indemnity Claim is brought or made against both parties, then each party will have the right to be represented by counsel at its own expense. Notwithstanding the foregoing, in the event that such Indemnity Claim relates solely to causes covered by Section 15.1 hereof, then Innovator will assume full control of the defense of such Indemnity Claim including without limitation the settlement thereof. All expenses of such suit, claim or proceeding, including the settlement and the payment of any damages thereof, will be borne solely by Innovator. Notwithstanding the foregoing, in the event that such Indemnity Claim relates solely to causes covered by Section 15.2 hereof, then Sandoz will assume full control of the defense of such Indemnity Claim including without limitation the settlement thereof. All expenses of such suit, claim or proceeding, including the settlement and the payment of any damages thereof, will be borne solely by Sandoz. If both parties are indemnifying parties with respect to the same Indemnity Claim, the parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Indemnity Claim (or such lesser period of time as may be required to respond properly to such claim), which party shall assume the lead role in the defense thereof. Should the indemnifying parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Indemnity Claim, both indemnifying parties shall be entitled to participate in such defense through counsel of their

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respective choosing. The Indemnified Party will make available to the indemnifying party and its counsel, at all reasonable times during normal business hours, all books and records of the other party relating to such suit, claim or proceeding, and each party will render to the other party such assistance as it may reasonably require in order to ensure proper and adequate defense of any such suit, claim or proceeding. The indemnifying party will obtain the written consent of the Indemnified Party prior to settling, ceasing to defend or otherwise disposing of any Indemnity Claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be adversely affected in any manner whatsoever.

ARTICLE 16
INFORMAL DISPUTE RESOLUTION; EXCLUSIVE JURISDICTION

16.1    Informal Dispute Resolution. Unless otherwise expressly provided for herein, any claim or controversy between the parties arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this provision) will be identified in writing and presented to the other party. Within [**] days after delivery of such notice of dispute, the [**] of Innovator and the [**] of Sandoz (or another executive of a party or an Affiliate designated by such [**] or [**], as applicable) (the “Designated Officers”) will meet (either in person or via telephone conference) at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute in good faith. All reasonable requests for information made by one party to another will be honored. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If such Designated Officers cannot resolve such dispute within [**] days after such initial meeting, then each party reserves its right to any and all remedies available under law or equity with respect to any other dispute. Notwithstanding anything to the contrary herein, each party may seek immediate or other equitable relief against the other party at any time to enforce their proprietary rights in confidential information or other intellectual property rights.
16.2    Exclusive Jurisdiction and Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties agree that any action arising out of this Agreement will be commenced in the federal or state courts of Delaware, as appropriate, and that such court is a proper venue for such action, that effective process may be served to a party at the address set forth in Section 17.6, and that A RIGHT TO TRIAL BY JURY IS HEREBY WAIVED. Each party hereto agrees that any such proceeding will be conducted solely in the English language.

ARTICLE 17
MISCELLANEOUS

17.1    Amendment. The parties may add additional products to this Agreement from time to time. The parties will prepare a Schedule and attach the new Schedule as an amendment to the Agreement, signed and dated by both parties. No modification, change or amendment to this Agreement will be effective unless in writing signed by each of the parties hereto.

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17.2    Relationship of the Parties. The relationship of Sandoz and Innovator established by this Agreement is that of independent contractors, and nothing contained herein will be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
17.3    Third Party Rights. Nothing in this Agreement will be deemed to create any third party beneficiary rights in or on behalf of any other person.
17.4    Entire Agreement. It is the mutual desire and intent of the parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The parties have, in this Agreement (including the Schedules and Exhibits hereto), and the Quality and Pharmacovigilence Agreements referred to herein, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and the Schedules and Exhibits hereto and the Quality and Pharmacovigilence Agreements referred to herein (i) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral.
17.5    Headings and Examples. The Article and Section headings contained in this Agreement and any examples attached hereto are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.
17.6    Notices. All notices and other communications hereunder will be in writing. All notices hereunder of an Indemnity Claim as defined in Section 15.3, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the Term hereof, or any other notice of any event or development material to this Agreement taken as a whole, will be delivered personally, or sent by national overnight delivery service or postage pre‑paid registered or certified U.S. mail, and will be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, five (5) Business Days after deposit in the mail, and will be addressed:
If to Sandoz:

Sandoz Inc.
100 College Road West
Princeton, New Jersey 08540
Attention: President

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With a copy to:
Sandoz Inc.
100 College Road West
Princeton, New Jersey 08540
Attention: General Counsel

If to Innovator:

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: President

With a copy to:
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attention: General Counsel

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

17.7     Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof will not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision, nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.
17.8    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except that (i) Innovator may assign its rights and/or obligations hereunder to any of its Affiliates, and (ii) Sandoz may assign its rights and/or obligations hereunder to any of its Affiliates. In addition, each party shall be entitled, without prior written consent of the other, to assign all, but not less than all, of its rights or obligations under this Agreement to a successor entity by way of merger or acquisition of substantially all of the assets of such party (whether by consolidation, sale of assets, or otherwise). Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
17.9    Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, will, for any reason, be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement will remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially

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altered as a result of this Section 17.9, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.
17.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
17.11    Expenses. Each party will pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby, except as specifically provided herein.
17.12    Survival. Articles 1, 8, 9, 11, 12, 13, 15, 16 and 17 and Sections 3.4, 5.1, 5.2, 5.3, 5.5, 5.6, 5.7, 7.5, 14.1, 14.2, 14.4 and Schedule A will survive the termination of this Agreement in accordance with the respective terms thereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

The Medicines Company

By: __/s/ Glenn Sblendorio___________
Name: Glenn Sblendorio
Title:      President & CFO

Sandoz Inc.

By: ___/s/ Peter Goldschmidt___________
Name: Peter Goldschmidt
Title: President, Head of North America

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Exhibit A
Form of NPS Report

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted.[**]

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Schedule A
Angiomax®

Net Profit split
During the Initial Term, Sandoz will pay to Innovator the following Net Profit, as applicable:
(a) [**] percent ([**]%) of the Net Profit if Sandoz is marketing the only generic version of the Innovator Branded Product in the Territory;
(b) [**] percent ([**]%) of the Net Profit if two generic versions of the Innovator Branded Product are offered for sale in the Territory (including the Product); or
(c) [**] percent ([**]%) of the Net Profit if more than two generic versions of the Innovator Branded Product (including the Product) are offered for sale in the Territory.
The parties will negotiate in good faith the Net Profit split for any Renewal Term. In each case above, Sandoz will retain the remaining percent of the Net Profit.

Innovator Supply of Launch Quantities to Sandoz: Transfer of the Launch Quantities will occur after the Effective Date but no later than [**].
Expiry Dating: All Product shipped to Sandoz will have expiration dating of no less than [**] months remaining at the time of shipment by Innovator to Sandoz (or its designee). Innovator will use Commercially Reasonable efforts to supply Product with up to [**] months expiration dating. Innovator may request to ship specific lots to Sandoz with less than [**] months dating, but only with the prior written approval of Sandoz.

Table 1: Product Cost by Unit Type The Product Cost in this table represents the current Innovator COGS and is as follows:

NDC Number	Unit Type	Product Cost
0781-03158-94	250MG vial	$[**]
0781-3158-95	10 vial carton	$[**]

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AMENDMENT NO. 1 TO THE SUPPLY AND DISTRIBUTION AGREEMENT

This Amendment No. 1 (“Amendment”) to the Supply Agreement (as defined below), is effective July 16, 2015 (“Amendment Effective Date”), and is entered into by and between The Medicines Company, a company with its principal offices located at 8 Sylvan Way, Parsippany, NJ 07054 (“Innovator”), and Sandoz Inc., a Colorado corporation with a corporate address at 100 College Road West, Princeton, NJ 08540 (“Sandoz,” collectively with Innovator the “Parties,” and each individually referred to herein as a “Party”).
WHEREAS, Innovator and Sandoz entered into that certain Supply and Distribution Agreement, dated as of July 2, 2015 (“Supply Agreement”); and
WHEREAS, the Parties now desire to amend various provisions of the Supply Agreement;
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.    Defined Terms. All capitalized terms used herein that are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Supply Agreement.

2.    Additional NDCs/Packaging Configurations. Sandoz may use up to a total of [**] NDCs and [**] corresponding versions of packaging graphics for the 10 vial carton Unit Type of the Product, of which [**] of the NDCs and corresponding packaging graphics may be used by Sandoz for its private label GPO customers (“Additional Packaging”). Any Additional Packaging shall be consistent with the terms and conditions of Sections 3.6 (Sandoz Trademarks) and 9.3 (Labeling Configuration) of the Supply Agreement. Sandoz’s rolling forecasts and binding purchase orders for Product shall be provided on an NDC-by-NDC basis. For purposes of clarity, all costs associated with labeling and packaging, including start-up costs, for the Additional Packaging, and any costs resulting from ordering an NDC in less than full batch size increments, shall be added to the Innovator COGS for Product with Additional Packaging on an NDC-by-NDC basis.

3.    Ratification of Terms. All other terms and conditions of the Supply Agreement not amended by this Amendment shall remain in full force and effect.

4.    Counterparts; Facsimile/PDF Signature. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may also be executed via facsimile or PDF, which shall be deemed an original.

(Signature page follows)

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized respective representatives as of the Amendment Effective Date.

The Medicines Company

By: ___/s/ Glenn Sblendorio___________
Name: Glenn Sblendorio
Title:      President and CFO

Sandoz Inc.

By: ____/s/ Peter Goldschmidt_________
Name: Peter Goldschmidt
Title: President, Head of North America